SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2008

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

TEXAS	000-16674	74-0704500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE IMPERIAL SQUARE P. O. BOX 9 SUGAR LAND, TEXAS	77487
(Address of principal executive offices)	(Zip Code)

(281) 491-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e) Mr. William F. Schwer, Imperial Sugar Company’s senior vice president, general counsel and corporate secretary informed the Company of his intention to retire effective May 1, 2007. On January 2, 2008 the Company and Mr. Schwer entered into an agreement whereby Mr. Schwer will reduce his involvement with the Company starting February 1, 2008 and retire from the Company effective April 30, 2008. Effective February 1, 2008 through his termination date Mr. Schwer will work reduced hours at the Company and will receive compensation of $13,139 per month. Mr. Schwer will act as an independent consultant to the Company to assist with transition matters from May 1, 2008 to December 31, 2008 at a monthly rate of $5,000. He has executed a separation agreement with the Company, which includes a mutual release of liability, that includes the payment of one year’s salary ($341,163) as separation compensation, and he will receive supplemental retirement payments due him upon resignation or retirement pursuant to the Company’s Benefit Restoration Plan and its Salary Continuation Plan. Payment under the Salary Continuation Plan will be $217,099 and payment under the Benefit Restoration Plan, which amount is subject to final actuarial determination, is expected to be approximately $600,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: January 7, 2008	By:	/s/ H. P. Mechler
H. P. Mechler
Senior Vice President and Chief Financial Officer